Exhibit 3.54

AMENDED AND RESTATED BYLAWS

OF

MCLEODUSA NETWORK SERVICES, INC

ARTICLE ONE

SHAREHOLDERS

Section One. Annual Meeting. An annual meeting shall be held once each calendar year for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. The annual meeting shall be held at the time and place designated by the Board of Directors from time to time.

Section Two. Special Meetings. Special meetings of the shareholders may be requested by the President, the Board of Directors, or the holders of a majority of the outstanding voting shares.

Section Three. Notice. Written notice of all shareholder meetings shall be provided under this section or as otherwise required by law. The Notice shall state the place, date, and hour of meeting, and if for a special meeting, the purpose of the meeting. Such notice shall be mailed to all shareholders of record at the address shown on the corporate books, at least 10 days prior to the meeting. Such notice shall be deemed effective when deposited in ordinary U.S. mail, properly addressed, with postage prepaid.

Section Four. Place of Meeting. Shareholders meetings shall be held at the corporation’s principal place of business unless otherwise stated in the notice.

Section Five. Quorum. A majority of the outstanding voting shares, whether represented in person or by proxy, shall constitute a quorum at a shareholders meeting. In the absence of a quorum, a majority of the represented shares may adjourn the meeting to another time without further notice. If a quorum is represented at an adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally scheduled. The shareholders present at a meeting represented by a quorum may continue to transact business until adjournment, even if the withdrawal of some shareholders results in representation of less than a quorum.

Section Six. Informal Action. Any action required to be taken, or which may be taken, at a shareholders meeting, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the shareholders who own all of the shares entitled to vote with respect to the subject matter of the vote.

ARTICLE TWO

DIRECTORS

Section One. Number of Directors. Unless otherwise fixed by the articles of incorporation, the Board of Directors shall consist of not less than one (1) nor more than five (5) members, the exact number of which shall initially be fixed at one and thereafter from time to time by the Board of Directors or the shareholders.

Section Two. Election and Term of Office. The directors shall be elected at the annual shareholders meeting. Each director shall serve a term of one year, or until a successor has been elected and qualified.

Section Three. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the shareholders having the right to vote as a single class shall be filled by the affirmative vote of a majority of the directors then in office, although fewer than a quorum, the sole remaining director or the shareholders of the corporation. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the articles of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by the affirmative vote of a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until the next election of directors of the class to which such director was appointed, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal. In the event that one or more directors resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election of directors, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

Section Four. Quorum. A majority of directors shall constitute a quorum.

Section Five. Adverse Interest. In the determination of a quorum of the directors, or in voting, the adverse interest of a director shall not disqualify the director or invalidate his or her vote.

Section Six. Regular Meetings. An annual meeting shall be held, without notice, immediately following and at the same place as the annual meeting of the shareholders. The Board of Directors may provide, by resolution, for additional regular meetings without notice other than the notice provided by the resolution.

Section Seven. Special Meeting. Special meetings may be requested by the Chairman, President, Vice-President, Secretary, or any director on one day’s notice to each director, either personally or by telephone, express delivery service (so that the scheduled delivery date of the notice is at least one day in advance of the meeting), telegram, facsimile transmission, electronic mail (effective when directed to an electronic mail address of the director), or other electronic transmission and on five days’ notice by mail (effective upon deposit of such notice in the mail). The notice need not describe the purpose of a special meeting.

Section Eight. Informal Action. Any action required to be taken at a meeting of Directors, or any action which may be taken at a meeting of Directors or of a committee of Directors, may be taken without a meeting if a consent in writing setting forth the action so taken, is signed by all of the Directors or all of the members of the committee or Directors, as the case may be.

Section Nine. Committees. The Board of Directors may appoint from its members a committee or committees, temporary or permanent, and to the extent permitted by law and these By-Laws, may designate the duties, powers and authorities of such committees.

ARTICLE THREE

OFFICERS

Section One. Officers. The officers of the corporation shall be a Chairman, President, one or more Vice-Presidents (the number thereof to be determined by the Board of Directors), a Secretary, and a Treasurer, and such other officers as the Board of Directors (or an officer authorized by the Board of Directors) from time to time may appoint, including one or more Vice Chairmen, Executive Vice Presidents, Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any two or more offices may be held by one person.

Section Two. Election and Term of Office. The officers shall be elected annually by the Board of Directors following the annual meeting of the shareholders. Each officer shall serve a one year term or until a successor has been elected and qualified.

Section Three. Removal or Vacancy. The Board of Directors shall have the power to remove an officer or agent of the corporation. Any vacancy that occurs for any reason may be filled by the Board of Directors.

Section Four. Execution of Documents. Any officer or any agent designated by the Board of Directors may enter into any contract or execute any document, the execution of which is not otherwise specifically provided for, in the name and on behalf of the Corporation.

ARTICLE FOUR

CORPORATE SEAL

The corporation shall not have a corporate seal. All instruments that are executed on behalf of the corporation which are acknowledged and which affect an interest in real estate shall be executed by the President or Vice-President and the Secretary or Treasurer. All other instruments executed by the corporation, including a release of mortgage or lien, may be executed by the President or Vice-President. Notwithstanding the proceeding provisions of the section, any written instrument may be executed by an officer(s) or agent(s) that are specifically designated by resolution of the Board of Directors.

ARTICLE FIVE

AMENDMENT TO BYLAWS

The Bylaws may be amended, altered, or repealed by the Board of Directors by a majority vote at any regular or special directors meeting.

ARTICLE SIX

INDEMNIFICATION

Any director or officer who is involved in litigation by reason of his or her position as a director or officer of this corporation shall be indemnified and held harmless by the corporation to the fullest extend authorized by the Iowa Business Corporation Act as it now exists or may subsequently be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights).